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                                                                 Exhibit 3.6


                       CERTIFICATE OF OWNERSHIP AND MERGER

                                     MERGING

                              IMO AEROSPACE COMPANY

                                      INTO

                                 TRANSDIGM INC.

                         Pursuant to Section 253 of the
                General Corporation Law of the State of Delaware

            TransDigm Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

            1. The Corporation owns all of the issued and outstanding shares of Common Stock, par value $.01 per share, of Imo Aerospace Company (the "Subsidiary"), a Delaware corporation having no other outstanding class of stock.

            2. The Corporation, by the following resolutions of its Board of Directors, duly adopted on September 30, 1993 by the unanimous written consent of the members thereof and filed with the minutes of the Board of Directors in accordance with the provisions of Section 141(f) of the General Corporation Law of the State of Delaware, determined to merge the Subsidiary into the corporation:

            WHEREAS, the Corporation owns all of the outstanding shares of Common Stock, par value $.0l per share (the "Subsidiary Common Stock"), of Imo Aerospace Company, a Delaware corporation (the "Subsidiary"); and

            WHEREAS, the Subsidiary Common Stock is the only outstanding class of stock of the Subsidiary; and

            WHEREAS, the Corporation desires to merge the Subsidiary into the Corporation pursuant to the provisions of Section 253 of the General Corporation Law of the State of Delaware;

            NOW, THEREFORE, IT IS:

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            RESOLVED, that the Subsidiary shall be merged into the Corporation
      (the "Merger"), and the Corporation, as the surviving corporation of the Merger, shall assume all of the obligations of the Subsidiary;

            RESOLVED, that the proper officers of the Corporation be, and each of them hereby is, authorized and directed in the name and on behalf of the Corporation to execute a Certificate of Ownership and Merger setting forth a copy of these resolutions providing for the Merger, the date of adoption hereof and any additional information required by Section 253 of the General Corporation Law of the State of Delaware, and to cause the same to be filed with the Secretary of State of the State of Delaware; and

            RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized and directed, in the name and on behalf of the Corporation and under its corporate seal if required, to execute and deliver such other documents and to take such other actions as they may deem necessary or advisable in order to carry out fully the intent and purposes of the foregoing resolutions.


                                       2

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            IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by the undersigned officers on the 30th day of September, 1993.

                                    TRANSDIGM INC.


                                    By:/s/ David I Wahrhaftig
                                       ----------------------
                                       David I. Wahrhaftig
                                       Vice President

Attest:

/s/ Peter F. Schweinfurth
-------------------------
Peter F. Schweinfurth
Assistant Secretary